Exhibit 99.1

Uranium Resources Announces Director Changes

LEWISVILLE, Texas--(BUSINESS WIRE)--January 16, 2013--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today announced that Mark K. Wheatley was appointed as an independent director of URI, effective January 16, 2013.

Mr. Wheatley has more than 25 years of global metals and mining exploration and development experience and has served on the boards of a number of listed companies over the last 10 years. He is currently a director of Xanadu Mines and Goliath Gold and was a director of Gold One International until the end of 2012. Mr. Wheatley was a director of Uranium One Inc from 2005 through 2010. He was CEO of Southern Cross Resources from 2003, and Chairman of the Board beginning in 2004, until the company merged to create Uranium One in 2005. His executive management experience also includes Managing Director and CEO of BMA Gold Ltd and General Manager of Corporate Development for Aurion Gold. He also was Senior Vice President within the global mining team of Bankers Trust Australia. Mr. Wheatley started his career at BHP Billiton in 1979 and worked in a number of technical and commercial roles.

Paul K. Willmott, Executive Chairman of the Board of URI, commented, “Mark adds a wealth of experience and a solid knowledge of the industry to the URI board. He has successfully led companies in all aspects and phases of a project, including finance, operations, exploration, production and ultimately closure. His experience will prove invaluable as we work to develop our asset base in South Texas and New Mexico.”

With Mr. Wheatley's appointment, the Company's Board of Directors now consists of five directors, including three independent directors. Mr. Wheatley will also serve on the Company’s Audit Committee, increasing the number of members to three. Following Mr. Wheatley’s appointment, the Company expects to regain compliance with NASDAQ rules requiring the Board of Directors to be comprised of a majority of independent directors and the Audit Committee to be comprised of at least three independent members.

The Company also announced that, effective February 1, 2013, Paul K. Willmott, who has been an executive officer of the Company since 1995 and Executive Chairman since 2007, is now non-executive Chairman of the Board. Paul joined URI in 1994 as a director and was Chief Executive Officer from 1995 to August 2007.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s estimated mineralized uranium material, expected compliance with NASDAQ rules, development of the Company’s asset base, and the strategy of the Company are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com